UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 3, 2007

CONSOLIDATED RESOURCES HEALTH CARE FUND II
(Exact name of registrant as specified in its charter)

GEORGIA	0-13415	58-1542125
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1175 Peachtree Street, Suite 1230
Atlanta, Georgia  30361
(Address of Principal
Executive Offices)

(404) 873-1919
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement

On October 3, 2007, Consolidated Resources Health Care Fund II (the “Partnership”) entered into an Equity Purchase Agreement with Mayfair Retirement Investors, LLC (“MRI”), and Mayfair Medical Investors, LLC (“MMI” and, together with MRI, the “Buyer”) pursuant to which the Partnership has agreed to sell the 99.5% general partner interest it holds in each of Consolidated Resources Health Care Fund II – Mayfair Village, Ltd. (the “Retirement Facility”) and Consolidated Resources Health Care Fund II – Mayfair Nursing Care Center, Ltd. (the “Nursing Facility”).  The Retirement Facility and Nursing Facility represent substantially all of the assets of the Partnership.  MMI and MRI are affiliated through common ownership with our management company and of Consolidated Associates II, the Partnership’s non-managing general partner.

The aggregate purchase price to be paid by Buyer for these assets is $19.0 million, payable in cash.  A portion of the proceeds will be used to pay in full the outstanding indebtedness of the Retirement Facility and the Nursing Facility.  Within ninety days after closing, which is expected to occur on or before December 21, 2007, Buyer must also pay as an adjustment to the purchase price the amount by which the aggregate net working capital of the two facilities exceeds a stated target, if any.

The Equity Purchase Agreement contains representations, warranties, covenants and closing conditions typical for transactions of this nature.  While the Partnership has agreed to provide indemnification to the Buyer, it is limited to losses Buyer incurs as a result of participation by the Retirement Facility and Nursing Facility in various third party health care programs.  The Equity Purchase Agreement also does not provide for any escrow or other holdbacks to secure such indemnification obligations which are subject to certain limitations and terminate in their entirety following the second anniversary of the closing.

The sale of the Retirement Facility and Nursing Facility is a result of a lengthy auction process mandated by the Partnership’s limited partners at a special meeting held on January 11, 2007.  At that meeting, the limited partners approved, among other things, a proposal submitted by Kodiak Partners III, Prizm Investors and Baseline Investors to authorize (through an amendment to its Partnership Agreement) a sale of the Partnership’s assets at the highest price obtainable under the circumstances (with no further approval needed of the limited partners) and its liquidation and dissolution.  The Managing General Partner engaged Marcus & Millichap Real Estate Investment Brokerage Company of Ohio (one of three marketing agencies that the limited partners approved through adoption of the proposal) to assist with the sale, which involved a comprehensive auction process conducted over a five-month period.  Buyer’s bid reflected in the Equity Purchase Agreement was determined by our Managing General Partner to be the best offer submitted based on a number of factors considered, including the following: (i) it represented the highest purchase price offered by all bidders; (ii) Buyer agreed to purchase the equity interests of the two facilities (as opposed to assets) which reduces impediments to closing and allows the Managing General Partner to complete the liquidation process in a more efficient manner; and (iii) only limited post-closing indemnification is required of the Partnership and the Buyer did not require an escrow or other purchase price holdback to secure these limited obligations.

A copy of the Equity Purchase Agreement is filed herewith as Exhibit 2.1 and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits

(c)  Exhibits

2.1	Equity Purchase Agreement dated October 3, 2007 among Consolidated Resources Health Care Fund II, Mayfair Medical Investors, LLC and Mayfair Retirement Investors, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATED RESOURCES HEALTH CARE II
	By:	WELCARE SERVICE CORPORATION-II, its Managing General Partner

Date: October 4, 2007	By:	/s/ John F. McMullan
Director and Principal Executive Officer of theManaging General Partner